Exhibit 99.1

Partners Trust Announces Completion of Second-Step Conversion and Acquisition of BSB Bancorp, Inc.

UTICA, N.Y., July 14, 2004 -- Partners Trust Financial Group, Inc. (Nasdaq: PRTR; the "Company") announced today that it completed its "second-step conversion" from a mutual holding company to a stock holding company and its acquisition of BSB Bancorp, Inc. ("BSB").

As a result of the conversion and acquisition, Partners Trust, the holding company for the newly-named Partners Trust Bank (formerly SBU Bank), will have total assets of approximately $3.7 billion. With 36 banking offices, Partners Trust is one of the largest banks headquartered in Central New York.

"We are very pleased with the completion of these transactions and extremely excited about our future," said John A. Zawadzki, President and Chief Executive Officer of Partners Trust. "Partners Trust and BSB share a common history as local banking institutions providing a high level of service to our respective communities. With our major centers of banking operations in Binghamton, Syracuse and Utica, we will be able to provide increased products and services, as well as greater convenience, to the existing customers of both Partners Trust and BSB. We will also be working to expand our core businesses, with particular emphasis on growing our market share in the Syracuse area."

In the conversion, Partners Trust sold 14,875,000 shares of common stock at $10.00 per share and issued 12,873,014 shares to former minority shareholders of the Company at an exchange ratio of 1.9502 shares of new Partners Trust stock for each minority share.

As a result of the acquisition, BSB has been merged into new Partners Trust, and BSB's wholly-owned subsidiary bank, BSB Bank & Trust Company, has been merged into Partners Trust Bank. Partners Trust paid approximately $135.1 million in cash and has issued approximately 20,271,021 shares of new Partners Trust common stock to the former BSB shareholders as consideration for the merger. In addition, William C. Craine has been named Chairman of the Board of Partners Trust, and Robert W. Allen and David A. Niermeyer have been appointed as directors.

After the issuance of shares in the conversion and the acquisition and adjustments for cash payments in lieu of fractional shares, Partners Trust will have approximately 48 million shares of common stock outstanding. Shares of new Partners Trust are expected to begin trading on the Nasdaq National Market on Thursday, July 15, 2004, and will trade under the symbol "PRTRD" for the first 20 trading days and thereafter under the symbol "PRTR."

Under the terms of the merger agreement, BSB shareholders had the option of electing to receive either $36.00 in cash or 3.6 shares of new Partners Trust common stock for each share of BSB common stock, subject to election and proration procedures set forth in the agreement. Based upon the election results and allocation procedures:

  BSB shareholders who made a stock election for all or a portion of their BSB shares will receive 3.6 shares of new Partners Trust common stock for each of their stock election shares.
  BSB shareholders who made a cash election for all or a portion of their BSB shares will receive approximately $28.37 in cash and approximately .7634 of a share of new Partners Trust common stock for each of their cash election shares.
  BSB shareholders who expressed no preference, or did not make a valid election with respect to their BSB shares prior to the election deadline of 5:00 p.m., July 8, 2004, will receive 3.6 shares of new Partners Trust common stock for each of their stock election shares.

Cash will be issued in lieu of fractional shares, computed using a price of $10 per share. Shareholders will receive a notice of their individual allocation by mail. Shareholders may call Registrar & Transfer Company at 1-800-368-5948 for information regarding individual allocation results.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the benefits of the BSB acquisition, including future business opportunities and financial results, and the companies' intentions with respect to the combined company. These forward-looking statements are based upon current beliefs and expectations and are subject to business, economic and other uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from the anticipated results as a result of various factors, including among others: (1) the failure to successfully integrate the two companies' businesses, or to integrate them in a timely manner; (2) the failure to achieve anticipated cost savings, or to achieve such savings in a timely manner; (3) costs, customer loss and business disruption in connection with the acquisition or the integration of our companies may be greater than expected; and (4) difficulties associated with achieving expected future financial results. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements, including those relating to the businesses of Partners Trust generally, are discussed in Partners Trust's reports filed with the SEC (accessible on the SEC website at http://www.sec.gov and on Partners Trust's website at http://www.partnerstrust.com). Partners Trust does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.